Exhibit 99.1

Nuwellis Reports Third Quarter 2025 Results and Continued Operational Momentum

Company delivers steady performance and achieves key milestones across critical care, pediatrics, and hospital-based outpatient therapy

MINNEAPOLIS, MN – November 12, 2025 – Nuwellis, Inc. (Nasdaq: NUWE), a medical technology company committed to delivering solutions for patients with cardio-renal conditions, addressing the critical interplay between the heart and kidneys, today reported financial results for the third quarter ended September 30, 2025 and provided a business update on recent milestones advancing the company’s cardiorenal growth strategy.

Third Quarter 2025 Highlights

•
Total revenue of $2.2 million, down 6% year-over-year and up 29% sequentially, reflecting increased consumable utilization and stronger U.S. console sales on a sequential quarter basis. On a pro-forma basis, revenue grew approximately 7% year-over-year, after excluding one-time SeaStar medical revenue of $0.2 million in the prior year quarter and a $0.1 million year-over-year decrease in international revenue associated with the commencement of international wind-down activities in the third quarter.

•	All customer categories achieved year-over-year growth in circuit sales, highlighting broader adoption across critical care, heart failure, and pediatrics.
•	First Aquadex® therapies delivered in a hospital-based outpatient setting, under new CMS code. A major step forward in expanding access to safe, efficient ultrafiltration therapy.
•	U.S. launch of new 24-hour circuit and dual-lumen extended-length catheter, enhancing provider flexibility across inpatient and hospital-based outpatient programs.
•	Pediatric product development accelerated through an NIH-funded collaboration to advance the Vivian™ pediatric CRRT system and a newly issued U.S. patent supporting broader platform innovation.
•	Initiated manufacturing transition to KDI Precision Manufacturing and exit of international operations to focus on U.S. market growth.
•	Raised $1.9 million through ATM facility in the quarter.

Management Commentary

“Our third quarter results reflect disciplined execution and meaningful progress toward building a more focused, U.S.-driven business,” said John Erb, Chairman and Chief Executive Officer of Nuwellis. “We continue to strengthen our leadership in precision fluid management across critical care, pediatrics, and hospital-based outpatient therapy. With the launch of our new 24-hour circuit and successful early hospital-based outpatient treatments, we are expanding how and where Aquadex therapy can be delivered to improve patient outcomes.”

Third Quarter 2025 Financial Results

Total revenue for the third quarter of 2025 was $2.2 million, compared to $2.4 million in the prior year quarter. On a pro-forma basis, revenue grew approximately 7% year-over-year, after excluding one-time SeaStar medical revenue of $0.2 million in the prior year period and a $0.1 million decrease in international revenue due to the commencement of international wind-down activities in the third quarter.

Sequentially, revenue increased 29% from the second quarter, driven by higher consumable utilization and increased U.S. console placements.

Gross margin was 65.2%, compared to 70.0% in the prior year quarter, driven by unfavorable manufacturing utilization in the first half of fiscal year 2025, which was recognized in Costs of Sales in the third quarter.

Operating expenses totaled $4.1 million, up 30% year-over-year, reflecting increased investment in rebuilding the U.S. sales force to historical headcount levels and additional investments in sustaining engineering and quality systems.

Operating loss was $2.7 million, compared to $1.5 million last year.

The company ended the quarter with $3.1 million in cash and cash equivalents and remains debt-free.

Conference Call and Webcast Information

Nuwellis management will host a conference call today, November 12, 2025, to discuss financial results and provide a business update.

To access the live webcast, please visit the Investors page at https://ir.nuwellis.com. Alternatively, participants can join the live conference call by dialing 1-800-274-8461 (U.S.) or 1-203-518-9814 (international) and using the conference ID: NUWEQ3. A replay will be available following the call on the Investors page on the company’s website.

For more information, visit www.nuwellis.com.

About Nuwellis Nuwellis, Inc. (Nasdaq: NUWE) is a medical technology company advancing precision fluid management therapies to improve recovery and outcomes for cardio-renal syndrome patients. Through our Aquadex® SmartFlow system, we make fluid balance measurable, controllable, and consistent—supporting clinicians with technology designed for accuracy and confidence in care. Headquartered in Minneapolis, MN, with a wholly owned subsidiary in Ireland, Nuwellis is redefining the standard for fluid management. For more information visit www.nuwellis.com or visit us on LinkedIn or X, formerly known as Twitter.

About the Aquadex SmartFlow® System The Aquadex SmartFlow system delivers clinically proven therapy using a simple, flexible and smart method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow system is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

About Vivian Vivian is a purpose-built pediatric CRRT system designed for neonates and children. The platform targets an extracorporeal blood volume of 29–67 mL and features integrated hematocrit and SvO₂ sensors for real-time monitoring. Vivian brings three therapies—Ultrafiltration (UF), Continuous Veno-Venous Hemofiltration (CVVH), and Continuous Veno-Venous Hemodialysis (CVVHD)—onto a single platform with closed-loop ultrafiltration control tailored to patient weight. A guided, clinician-informed interface with on-screen prompts streamlines setup and reduces training burden, while a 6-port circuit provides flexible vascular-access options. Intended for patients 2.5–20 kg, Vivian was developed with direct input from pediatric ICU and nephrology teams to prioritize safety, precision, and simplicity for the most fragile patients.

Disclaimer: Vivian is an investigational device, under development, and not available for sale. Features and specifications are subject to change.

Forward-Looking Statements Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the new market opportunities and anticipated growth in 2025 and beyond. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risks associated with our ability to execute on our commercialization strategy, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Nuwellis does not assume any obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.

For further information, please contact:

Investor Relations:
ir@nuwellis.com

Media Contact:
Leah McMullen
Director of Communications
Leah.mcmullen@nuwellis.com

NUWELLIS, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	September 30, 2025	December 31, 2024
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$3,094	$5,095
Accounts receivable	1,141	1,727
Inventories, net	2,189	1,718
Other current assets	776	315
Total current assets	7,200	8,855
Property, plant and equipment, net	414	478
Operating lease right-of-use asset	349	510
Other assets	21	21
TOTAL ASSETS	$7,984	$9,864

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,668	$1,640
Accrued compensation	523	640
Current portion of operating lease liability	255	238
Other current liabilities	76	41
Total current liabilities	3,522	2,559
Warrant liabilities	420	468
Operating lease liability	128	307
Total liabilities	4,070	3,334
Commitments and contingencies

Mezzanine Equity Series J Convertible Preferred Stock as of September 30, 2025 and December 31, 2024, par value $0.0001 per share; authorized 600,000 shares, issued and outstanding 127 and 102, respectively	6	2
Stockholders’ equity
Series A junior participating preferred stock as of September 30, 2025 and December 31, 2024, par value $0.0001 per share; authorized 30,000 shares, none outstanding	—	—
Series F convertible preferred stock as of September 30, 2025 and December 31, 2024, par value $0.0001 per share; authorized 18,000 shares, issued and outstanding 27 and 127 shares, respectively	—	—
Series F-1 convertible preferred stock as of September 30, 2025 and December 31,2024, par value $0.0001 per share; authorized 100 shares, issued and outstanding 34 and 0 shares, respectively	—	—
Preferred stock as of September 30, 2025 and December 31, 2024, par value $0.0001 per share; authorized 39,352,000 shares, none outstanding	—	—
Common stock as of September 30, 2025 and December 31, 2024, par value $0.0001 per share; authorized 100,000,000 shares, issued and outstanding 1,364,970 and 104,142, respectively	—	—
Additional paid‑in capital	317,852	305,366
Accumulated other comprehensive income:
Foreign currency translation adjustment	(54)	(47)
Accumulated deficit	(313,890)	(298,791)
Total stockholders’ equity	3,908	6,528
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$7,984	$9,864

NUWELLIS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(in thousands, except per share amounts and weighted average shares outstanding)

	Three months ended September 30		Nine months ended September 30
	2025	2024	2025	2024
Net sales	$2,217	$2,367	$5,846	$6,418
Cost of goods sold	772	711	2,376	2,097
Gross profit	1,445	1,656	3,470	4,321
Operating expenses:
Selling, general and administrative	3,539	2,702	10,305	10,544
Research and development	603	486	1,828	2,378
Total operating expenses	4,142	3,188	12,133	12,922
Loss from operations	(2,697)	(1,532)	(8,663)	(8,601)
Other income (expense), net	4	8	21	(87)
Financing expense	—	—	(10,553)	(5,607)
Change in fair value of warrant liabilities	3,161	3,882	4,101	4,602
Income (loss) before income taxes	468	2,358	(15,094)	(9,693)
Income tax expense	—	—	(5)	(4)
Net income (loss)	$468	$2,358	$(15,099)	$(9,697)
Deemed dividend attributable to Series J Convertible Preferred Stock	1	—	3	541
Net income (loss) attributable to common shareholders	$469	$2,358	$(15,096)	$(9,156)

Basic and diluted income (loss) per share	$0.56	$73.23	$(39.51)	$(142.11)

Weighted average shares outstanding – basic and diluted	836,386	204,710	382,123	68,237

Other comprehensive loss:
Net income (loss)	$468	$2,358	$(15,099)	$(9,697)
Foreign currency translation adjustments	$(1)	$(4)	$(7)	$(15)
Total comprehensive income (loss)	$467	$2,354	$(15,106)	$(9,712)

NUWELLIS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine months ended September 30
	2025	2024
Operating Activities:
Net loss	$(15,099)	$(9,697)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization	166	227
Stock-based compensation expense	103	374
Change in fair value of warrant liabilities	(4,101)	(4,602)
Financing expense	10,553	5,607
Amortization of operating lease right-of-use asset	161	150
Changes in operating assets and liabilities:
Accounts receivable	586	658
Inventory, net	(471)	120
Other current assets	(461)	(275)
Other assets and liabilities	35	(3)
Lease liability	(162)	(160)
Accounts payable and accrued expenses	910	(486)
Net cash used in operating activities	(7,780)	(8,087)

Investing Activities:
Purchases of property and equipment	(102)	(37)
Net cash used in investing activities	(102)	(37)

Financing Activities:
Issuance of common stock and warrants from offering, net	3,999	2,403
Issuance of common stock from ATM, net	1,889	—
Proceeds from the exercise of Series J Convertible Preferred Warrants	—	501
Proceeds from the exercise of April 2024 Warrants	—	1,182
Issuance of July and August 2024 Common Stock and Warrants	—	2,160
Net cash provided by financing activities	5,888	6,246

Effect of exchange rate changes on cash	(7)	(15)
Net decrease in cash and cash equivalents	(2,001)	(1,893)
Cash and cash equivalents - beginning of period	5,095	3,800
Cash and cash equivalents - end of period	$3,094	$1,907

Supplemental cash flow information
Reclassification of April 2024 warrants to equity	$—	$4,217
Issuance of Series J Preferred Stock for exercise of Warrants	$—	$1,857
Series A warrants conversion to equity	$8,439	$—
Series B warrant exercises	$2,055	$—
Issuance of Common Stock for conversion of Series J Preferred Stock	$—	$1,535
Issuance of Common Stock for conversion of Series F-1 Preferred Stock	$1,100	$—
Deemed dividend on Series J Preferred Stock	$3	$(541)
Common stock offering costs included in prepaids	$—	$306